EXHIBIT 21
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                         LIST OF SUBSIDIARIES


     The Partnership is a partner in Property Partners, L.P., an Illinois limited partnership, which is a partner in JMB/NYC Office Building Associates, L.P., an Illinois limited partnership, which (through 237/1290 Upper Tier Associates, L.P., a Delaware limited partnership), had (i) (prior to its sale in March 2001) an indirect limited partnership interest in 1290 Partners, L.P., a Delaware limited partnership, which owns 1290 Avenue of the Americas in New York, New York, and (ii) (prior to its sale in January 2002) an indirect interest in 237 Park Partners, L.L.C., a Delaware limited liability company, which owns 237 Park Avenue in New York, New York. The partners in the JMB/NYC Office Building Associates, L.P. are affiliates of the General Partners of the Partnership. Reference is made to the Notes for a description of the terms of such joint venture partnerships. The Partnership is a 25% shareholder in Carlyle Managers, Inc. and a 25% shareholder in Carlyle Investors, Inc., both of which are Illinois corporations.